Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
STATS ChipPAC Ltd.:

We consent to the use of our reports related to ST Assembly Test Services Ltd, dated February 6, 2004, incorporated by reference and included by STATS ChipPAC Ltd. and ChipPAC, Inc. in their registration statement (Form F-3/S-3) relating to ChipPAC, Inc.’s 2.5% Convertible Subordinated Notes due 2008, and STATS ChipPAC Ltd.’s Guarantee of 2.5% Convertible Subordinated Notes due 2008 and Ordinary Shares represented by American Depositary Shares issuable upon conversion of the Notes.

/s/ KPMG

Singapore
October 7, 2004